UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

June 18, 2018

Algodon Wines & Luxury Development Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-55209	52-2158952
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

135 Fifth Ave., 10th Floor

New York, NY 10010

Address of principal executive offices

212-739-7650

Telephone number, including

Area code

Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.02. Unregistered Sales of Equity Securities

On March 20, 2018, the Board of Directors (the “Board”) of Algodon Wines & Luxury Development Group, Inc. (the “Company”) declared a dividend for holders of Series B convertible preferred stock (the “Series B Preferred”) covering the third and fourth quarters of 2017. On May 14, 2018, the Board declared a dividend for the Series B Preferred covering the first quarter of 2018. The Board approved payment of the declared dividends for each of the three quarters either in cash or in shares of common stock.

On June 18, 2018, the Company issued 156,036 shares of common stock in connection with the payment of a dividend to certain holders of Series B Preferred totaling $109,225 in lieu of cash. On June 30, 2018, the Company issued 222,155 shares of common stock in connection with the payment of a dividend to certain holders of Series B Preferred totaling $153,241 in lieu of cash. All holders of Series B Preferred receiving the common stock in lieu of cash were accredited investors. No general solicitation was used, no commissions were paid, and the Company relied on the exemption from registration available under Section 4(a)(2) and Rule 506(b) of Regulation D of the Securities Act of 1933, as amended, in connection with the sales. A Form D was filed on June 25, 2018 with the Securities and Exchange Commission and an amended Form D was filed with the SEC on July 16, 2018.

Between June 30, 2018 and July 31, 2018, the Company sold 1,166,286 shares of common stock to accredited investors for total gross proceeds of $816,400 pursuant to a private placement. No general solicitation was used, no commissions were paid, and the Company relied on the exemption from registration available under Section 4(a)(2) and Rule 506(b) of Regulation D of the Securities Act of 1933, as amended, in connection with the sales. A Form D was filed with the Securities and Exchange Commission on July 17, 2018, and an amended Form D was filed with the SEC on August 1, 2018.

As previously reported, between February 2, 2018 and April 26, 2018, the Company sold convertible promissory notes (the “Convertible Notes”) to accredited investors. The Convertible Notes have a 90-day maturity, bear interest at 8% per annum and are convertible into the Company’s common stock at a 10% discount to the price used for the sale of the Company’s common stock in the Company’s next private placement offering. On June 30, 2018, a total of 1,285,517 shares of common stock were issued to certain holders of Convertible Notes who were accredited investors upon conversion of certain of the Convertible Notes representing $809,875 of principal and accrued interest. For this sale of securities, no general solicitation was used and the Company relied on the exemption from registration available under Section 4(a)(2) and/or Rule 506(b) of Regulation D promulgated under the Securities Act with respect to transactions by an issuer not involving any public offering. A Form D was filed previously on May 23, 2018.

Item 8.01 Other Events

The Company’s management is presently establishing and managing a new, wholly-owned subsidiary of the Company, Gaucho Group, Inc., a Delaware corporation (“Gaucho Group”). The Company’s Chairman, President and Chief Executive Officer, Scott L. Mathis, serves as Gaucho Group’s President and Chief Executive Officer, and the Company’s Chief Financial Officer, Maria I. Echevarria, serves as the Gaucho Group’s Treasurer and Secretary. Currently, Gaucho Group has one director, Scott L. Mathis, with plans to add two additional directors before or during the fourth quarter.

Gaucho Group is creating a platform and the infrastructure to manufacture, distribute and sell high end products created in Argentina under the brand name Gaucho – Buenos Aires. Gaucho – Buenos Aires is in the process of developing both its initial products for manufacture and sale and its e-commerce platform. With Gaucho – Buenos Aires, Algodon intends to add a high-end fashion and accessories e-commerce sector to its collection of luxury assets, connecting buyers with some of Argentina’s best creative talents that harness the country’s unique heritage and artisanship of products such as woven fabrics, leather goods and precious metal jewelry.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 7th day of August 2018.

Algodon Wines & Luxury Development Group, Inc.

By:	/s/ Scott L. Mathis
Scott L. Mathis, President & CEO